Macrovision® Acquires Zero G Software, Inc.

Extends Macrovision’s Leadership in Maximizing the Value of Software on Any Platform

SANTA CLARA, Calif.—June 13, 2005—Macrovision® Corporation (Nasdaq: MVSN), the leader in Software Value Management, today announced that it has acquired privately-held Zero G Software, Inc. of San Francisco, Calif. Zero G is a leading provider of software deployment and delivery solutions for multi-platform operating system environments. Financial terms of the agreement were not disclosed, but Macrovision stated that the transaction would be EPS neutral in 2005, and accretive in 2006.

“The combined expertise of Zero G and Macrovision will provide software publishers and their customers with a seamless software installation experience across all platforms,” stated Dan Stickel, EVP/GM, Software Technologies Group, Macrovision. “This acquisition further increases the market for our Software Value Management solutions, adds innovative technology and people to the company and enhances our multi-platform products.”

“Software is facing a complexity crisis. With this agreement, two leaders in installation and software deployment have joined forces to simplify the installation of software in complex multi-platform, multi-server environments,” stated Eric N. Shapiro, CEO of Zero G. “Zero G’s enterprise-focused multi-platform installation products will complement and enhance Macrovision’s industry-leading InstallShield® solutions, which are the de facto standard for Windows installations. In addition, Zero G customers will benefit from Macrovision’s broad Software Value Management platform that enables publishers to flexibly price, package, license, protect and update their software applications.”

Software installations are a critical factor in the overall value of software derived by customers. According to IBM Autonomic Computing research, 28% of all application failures are related to installation and configuration errors. The combination of Zero G and Macrovision technologies will benefit customers by simplifying the installation and management of enterprise software, offering the industry’s premier installation experience on every platform. Both Macrovision and Zero G have been at the forefront of solutions for complex software installation and have worked closely with key standards bodies and industry partners including OASIS, WC3, IBM, HP and others to establish standards in the industry such as the Solution Deployment Descriptor Specification (SDD), also known as “Solution Installation.”

“Enterprises are continually seeking new ways to reduce the total cost of managing, updating and installing software. Streamlining these processes starts with simplifying the management of large, interdependent software solutions running in increasingly complex IT environments,” stated Audrey Rasmussen, vice president, Enterprise Management Associates. “By bringing Zero G into the fold, Macrovision can quickly deliver more value to both ISVs and their enterprise customers by automating time-consuming and error-prone manual software management processes.”

Zero G Software will become part of Macrovision’s Software Technologies Group and expand Macrovision’s product portfolio in the Software Value Management category. Macrovision will continue to provide support for all Zero G products. For more information on the strategic rationale for the acquisition and a list of FAQs, please visit the Macrovision website at www.macrovision.com.

About Zero G Software

Zero G expertise and leadership drives innovation in enterprise software management, and transforms the way companies deploy, deliver, and configure applications. The recognized leader in multi-platform software deployment since 1996, Zero G’s award-winning line of enterprise-class products includes InstallAnywhere, the de facto standard for multi-platform installation; and SolutionArchitect, the first software packaging solution for distributed enterprise applications. Zero G solutions and services are relied upon by thousands of the world’s top commercial software producers, including IBM, Hewlett-Packard, Intel, Novell, Borland, and Sun Microsystems. For more information, visit www.ZeroG.com.

About Macrovision

Macrovision Corporation is the market leader in electronic licensing, installation, and digital rights management (DRM) technologies. Over 50,000 software publishers and virtually all of the Fortune 1000 companies use Macrovision’s technologies to maximize the value of their software. Software Value Management solutions bridge the gap between pricing and packaging software on the developer side, and purchasing and managing that software on the enterprise side. Macrovision’s Software Technologies Group markets the FLEXnet™ universal licensing platform and the InstallShield suite of software installation, repackaging and update solutions, which are deployed on more than 500 million desktops worldwide. Macrovision holds more than 860 software licensing, DRM and content protection patents worldwide. Macrovision is headquartered in Santa Clara, California and has offices worldwide. More information about Macrovision and Software Value Management solutions can be found at www.macrovision.com.

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This press release contains “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including the quotations attributed to Messrs. Stickel and Shapiro regarding the expected benefits and synergies of the transactions. These forward-looking statements include statements regarding the completion and financial effects of the expected acquisition of Zero G, the business strategies and product plans of both companies, the advantages of the acquisition for both companies, the features and benefits of the products of both companies, and the cooperative efforts to be undertaken by both companies. A number of factors could cause Macrovision’s actual results to differ from anticipated results expressed in such forward-looking statements, including the ability of Macrovision to integrate the operations and administration of the companies effectively and efficiently; the ability of the companies to achieve operational and other business synergies; the effect of the acquisition on the suppliers, customers and other business partners of the companies; and the costs associated with integration; and the timely development and market acceptance of new and updated products. Other factors are addressed in Macrovision’s reports that are filed from time to time with the Securities and Exchange Commission (available at www.sec.gov), including but not limited to the Annual Report on Form 10-K for the year ended December 31, 2004 and the latest Quarterly Report on Form 10-Q for the period ended March 31, 2005. Macrovision assumes no obligation to update any forward-looking statements.

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Investor Contact:	Media Contacts:
George Monk	Gerold Franke	Jason Mandell or Jesse Odell
Macrovision Corporation	Macrovision Corporation	LaunchSquad
Tel +1 (408) 743 8600	Tel +1 (847) 466 4300	Tel: +1 (415) 625 8555
ir-Info@macrovision.com	pr-info@macrovision.com	mvsn@launchsquad.com

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